Exhibit 23.3

Consent of Robert Gardner

September 12, 2011

Samson Oil & Gas Limited
Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia 6000

Ladies and Gentlemen:

I hereby consent to the use of the name Robert Gardner and to the inclusion of information taken from the reserve report prepared by me relating to the estimated quantities of Samson Oil & Gas Limited’s proved reserves of oil and gas for the year ended June 30, 2009 in this Form 10-K.  I also consent to the incorporation by reference of information from my report in Samson’s Registration Statements on Form F-3 (Nos. 333-161199 and 333-153223) and Form S-8 (No. 333-173647) and related prospectuses.

Very truly yours,

/s/ Robert Gardner

Robert Gardner